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                                                                    EXHIBIT 23.3



CONSENT OF THE ROBINSON-HUMPHREY COMPANY, LLC

We hereby consent to the inclusion in this Registration Statement on Form S-4 of Whitney Holding Corporation of the form of our letter to the Board of Directors of The First National Bancorp of Greenville, Inc., included as Appendix B to the Proxy Statement-Prospectus that is part of the Registration Statement, and to the references to such letter and to our firm in such Proxy Statement-Prospectus. In giving such consent we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

The Robinson-Humphrey Company, LLC

By:  /s/ Peter F. Finnerty, Jr.
     ------------------------------
     Managing Director


June 24, 1998